Consent of Independent Auditors

The Board of Trustees and Shareholders of
Met Investors Series Trust

We consent to the use of our report dated February 4, 2000, for Quality Bond Portfolio, Small Cap Stock Portfolio, Select Equity Portfolio, Large Cap Stock Portfolio, International Equity Portfolio, Bond Debenture Portfolio, Mid-Cap Value Portfolio, Developing Growth Portfolio, Lord Abbett Growth and Income Portfolio, Balanced Portfolio, Equity Income Portfolio and Growth & Income Equity Portfolio, each a portfolio of Cova Series Trust, incorporated by reference herein and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the prospectuses and "FINANCIAL STATEMENTS" in the statement of additional information included herein in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A.

                                                              /s/KPMG LLP

Boston, Massachusetts
February 5, 2001